Exhibit 4.7

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2021, between the parties listed on Schedule A hereto (each such party, a “Holder” and collectively, the “Holders”) ads-tec Energy plc, an Irish public limited company duly incorporated under the laws of Ireland (the “Company”). The Holder and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Company, ads-tec Energy GmbH and European Sustainable Growth Acquisition Corp., among others, entered into a certain Business Combination Agreement, dated August 10, 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate the Transactions and upon consummation of the Transactions, each Holder will hold such number of Irish Holdco Ordinary Shares and Irish Holdco Founders Warrants set forth beside such Holder’s name on Schedule A (such shares and warrants, together with any ordinary shares that are issuable upon the exercise or conversion of the private warrants, any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Securities”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Holder thereunder, the Company and the Holders desire to enter into this Agreement, pursuant to which the Securities shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. For the purposes of this Agreement:

(a) the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(b) the term “Lock-Up Securities” means the Securities and for the avoidance of any doubt shall exclude Irish Holdco Ordinary Shares acquired in the public market after the Closing Date;

(c) the term “Permitted Transferees” means any Person to whom the Holder is permitted to Transfer Lock-Up Securities prior to the expiration of the Applicable Lock-Up Period, as the case may be, pursuant to Section 2(a);

(d) the term “Representative Warrant Lock-Up Period” means, with respect to the Irish Holdco Founder Warrants issued to the Representatives and any of the ordinary shares issuable upon the exercise of such Irish Holdco Founder Warrants, the period beginning on the Closing Date and ending on the date that is thirty (30) days after the Closing Date;

(e) the term “Representatives” means EarlyBirdCapital, Inc. and ABN AMRO Securities (USA) LLC;

(f) the term “Shares Lock-Up Period” means, with respect to the Irish Holdco Ordinary Shares (except for such Irish Holdco Ordinary Shares issuable upon the exercise of the Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(g) the term “Sponsor Parties” means LRT Capital1 LLC and LHT Invest AB;

(h) the term “Sponsor Warrant Lock-Up Period” means, with respect to the Irish Holdco Founder Warrants issued to the Sponsor Parties and any of the ordinary shares issuable upon the exercise of such Irish Holdco Founder Warrants, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date; and

(i) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2. Lock-Up Provisions.

(a) Notwithstanding the provisions set forth in Section 2(b), each Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Securities during the Share Lock-Up Period, the Representative Warrant Lock-Up Period or the Sponsor Warrant Lock-Up Period, as the case may be (the “Applicable Lock-Up Period”):

(i)	to such Holder’s officers, directors, management committee members or members;

(ii)	to any Affiliate(s) of such Holder or any Affiliates of Holder’s officers, directors, management committee members or members;

(iii)	in the case of an individual referred to in (i) or (ii) above, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization or by virtue of laws of descent and distribution upon death of such individual;

(iv)	any personalized portfolio bond issued by an insurance company that is beneficially owned by any individual referred to in (i) or (ii) above and in relation to which such person has the ability to direct the management assets comprising the bond portfolio;

(v)	by virtue of any binding law or order of a governmental entity or by virtue of such Holder’s organizational documents upon liquidation or dissolution of such Holder;

(vi)	pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Irish Holdco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction), or

(vii)	bona fide pledges of Lock-Up Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by a Holder;

provided however, that in the case of clauses (i) through (vi), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b) Each Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Securities during the Applicable Lock-Up Period (the “Transfer Restriction”).

(c) During the Applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 22, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of the of Lock-Up Securities in accordance with Section 2(b), the Company shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Securities, including issuing new certificates in respect of the relevant Lock-Up Securities.

(d) For the avoidance of any doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Securities during the Applicable Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

3. Miscellaneous.

(a) Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b) Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such transferee of the Lock-Up Securities as one of its equity holders for any purpose. In order to enforce this Section 3(b), the Company may impose stop-transfer instructions with respect to any relevant Lock-Up Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Applicable Lock-Up Period.

(c) Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the Court of Chancery of the State of Delaware, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of Delaware, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(i) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:	With copies to (which shall not constitute notice):

ads-tec Energy plc 10 Earlsfort Terrace Dublin 2 Attn: Pieter Taselaar Email: ptaselaar@lucernecap.com

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
United States
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

Arthur Cox LLP

10 Earlsfort Terrace

Dublin 2

D02 T380

Ireland

Attention: Connor Manning

Email: connor.manning@arthurcox.com

If to a Holder, to the address set forth beside such Holder’s name on Schedule A hereto.

(j) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders that own seventy percent (70%) or more of the Lock-Up Securities of the Holders; provided, however that notwithstanding the foregoing, any amendment hereto or waiver hereto that adversely affects one or more Holders in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the adversely affected Holders that own a majority of the Lock-Up Securities owned by such adversely affected Holders. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(l) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by such Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(m) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holders under any other agreement between any Holder and the Company, or any certificate or instrument executed by any Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holders under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ADS-TEC ENERGY PLC

By:	/s/ Pieter Taselaar
	Name:	Pieter Taselaar
	Title:	Director

[Signature Page to Lock-Up Agreement]

HOLDER:

LRT CAPITAL1 LLC

By LRT Capital LLC, its managing member

By:	/s/ Pieter Taselaar
	Name:	Pieter Taselaar
	Title:	Manager

[Signature Page to Lock-Up Agreement]

HOLDER:

EARLYBIRDCAPITAL, INC.

By:	/s/ Michael Powell
	Name:	Michael Powell
	Title:	Senior Managing Director

[Signature Page to Lock-Up Agreement]

HOLDER:

ABN AMRO SECURITIES (USA) LLC

By:	/s/ Alexander Lange
	Name:	Alexander Lange
	Title:	Managing Director

By:	/s/ Antonio Molestina
	Name:	Tony Molestina
	Title:	Managing Director

[Signature Page to Lock-Up Agreement]

HOLDER:

LHT INVEST AB

By:	/s/ Lars Thunell
	Name:	Lars Thunell
	Title:	Authorized Signatory

[Signature Page to Lock-Up Agreement]

HOLDER:

ADS-TEC HOLDING GMBH

By:	/s/ Thomas Speidel
	Name:	Thomas Speidel
	Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

HOLDERS:

BOSCH THERMOTECHNIK GMBH

By:	/s/ Marcia Medendorp
	Name:	Marcia Medendorp
	Title:	Authorized Signatory

By:	/s/ Alexander Breuning
	Name:	Alexander Breuning
	Title:	Authorized Signatory

[Signature Page to Lock-Up Agreement]

HOLDER:

By:	/s/ Jonathan Copplestone
	Name:	Jonathan Copplestone

[Signature Page to Lock-Up Agreement]

SCHEDULE A

Holder	Address	Number of Irish Holdco Ordinary Shares		Number of Irish Holdco Founders Warrants
LRT Capital1 LLC	789 Crandon Blvd. Key Biscayne, FL 33149	3,523,750		4,156,250
EarlyBirdCapital, Inc.	366 Madison Ave. 8th Floor New York, NY 10017	60,000		142,188
ABN AMRO Securities (USA), LLC	100 Park Avenue 17th Floor New York, NY 10017	0		76,562
LHT Invest AB	Väringavägen 18 18263 Djursholm Sweden	70,000		0
ads-tec Holding GmbH (“ADSH”)	Heinrich-Hertz-Str. 1 72622 Nuertingen Germany	16,620,882	*	0
Bosch Thermotechnik GmbH (“Bosch”)	Sophienstrasse 30-32 35576 Wetzlar Germany	8,062,451	†	0
Jonathan Copplestone	433 E 74th St Apt 6 New York, NY 10021	0		100,000

*	Figure does not include 1,000,000 Irish Holdco Ordinary Shares that ADSH received in the SPAC Merger in connection with the SPAC Class A Ordinary shares ADSH committed to purchase pursuant to the terms and subject to the conditions of that certain Subscription Agreement dated August 10, 2021 by and between EUSG and ADSH.

†	Figure does not include 2,400,000 Irish Holdco Ordinary Shares that Bosch received in the SPAC Merger in connection with the SPAC Class A Ordinary Shares Bosch committed to purchase pursuant to the terms and subject to the conditions of that certain Subscription Agreement dated August 10, 2021 by and between EUSG and Bosch.